EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Stock Option Subscription Plan 2019, Restricted Share Award Plan 2019-1, Restricted Share Award Plan 2019-2, BSA 2019-1 (Warrants) Issuance Agreement, BSA 2019-2 (Warrants) Issuance Agreement, and BSA (Warrants) Issuance Agreement, dated July 1, 2019, of Sequans Communications S.A. of our reports dated May 1, 2019, with respect to the consolidated financial statements of Sequans Communications S.A. and the effectiveness of internal control over financial reporting of Sequans Communications S.A. included in its Annual Report (Form 20-F) for the year ended December 31, 2018 filed with the Securities and Exchange Commission.

/s/ Ernst & Young Audit

Paris – La Défense, France

August 27, 2019